EXHIBIT 23.4

CONSENT OF ARTHUR D. LITTLE

We hereby consent to the use in this Registration Statement on Form F-1 and any amendment thereto (including any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, as amended) of our name and reference to, and inclusion of data from the “Albéa Strategic review — summary” report prepared by us, in such Registration Statement and to the reference to our firm under the headings “Market and Industry Data”, “Summary”, “Industry”, “Business” and any other relevant heading in the Registration Statement.

Arthur D. Little France

51, rue François 1er

75008 Paris

France

July 2, 2014

By:	/s/ VINCENT BAMBERGER
Name: Vincent Bamberger
Title: Managing Partner Arthur D. Little